Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of Fundrise Growth eREIT V, LLC of our report dated April 9, 2020, relating to the consolidated financial statements of Fundrise Growth eREIT V, LLC as of December 31, 2019 and for the period from April 3, 2019 (inception) through December 31, 2019.

/s/ RSM US LLP

McLean, Virginia

April 9, 2020